EXHIBIT 11.1




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                                                      EXHIBIT 11.1



                            AVON PRODUCTS, INC.
                  COMPUTATION OF PRIMARY INCOME PER SHARE
                   (In millions, except per share data)


                                                 Three months ended
                                                      March 31
                                                 ------------------
                                                 1997          1996
                                                 ----          ----

Weighted average shares of common stock:

  Weighted average shares outstanding during
    the period..............................  132.877       134.509
  Common stock equivalents*.................        *             *
                                              -------       -------

  Weighted average shares for primary income
    per share computation...................  132.877       134.509
                                              =======       =======

Net income................................    $  41.3       $  37.7
                                              =======       =======

Primary income per share..................    $   .31       $   .28
                                              =======       =======



_________
 *Common stock equivalents are not reported because they result in less than three percent dilution.